Exhibit 10.16

RESIGNATION

March 14, 2017

Board of Directors

Therapix Biosciences Ltd.

5 Azrieli Center (Square Tower) 27 Fl.

Tel-Aviv Yafo, 6702501 Israel

Re:       Resignation

Ladies and Gentlemen:

Please accept my resignation as a director of Therapix Biosciences Ltd. (the “Company”), with such resignation to be effective upon acceptance by the Board of Directors of the Company if the Company has not consummated a firm commitment underwritten offering of American Depositary Shares (the “Offering”) on or prior to April 30, 2017.

For the avoidance of doubt, this resignation letter shall have no force or effect if the Company consummates the Offering on or prior to April 30, 2017.

/s/ Donald P. Dizon